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               EXHIBIT 11 - STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS




                                                                Three Months Ended
                                                                     March 31
(in thousands, except per share data)                          1999           1998
--------------------------------------------------------------------------------------
Basic:
-----
Average shares outstanding                                     24,294         24,341
                                                             ========        =======
Net Income                                                   $ 10,325        $ 9,305
                                                             ========        =======
Per Share Amount                                             $   0.43        $  0.38
                                                             ========        =======

Diluted:
-------

Average shares outstanding                                     24,294         24,341
                                                             --------        -------
Net effect of dilutive stock options based
  on the treasury stock method using the
  average market price or quarter end price,
  whichever is greater                                            896          1,151
                                                             --------        -------
               Total Shares Outstanding                        25,190         25,492
                                                             ========        =======
Net Income                                                   $ 10,325        $ 9,305
                                                             ========        =======
Per Share Amount                                             $   0.41        $  0.37
                                                             --------        -------

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